                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549



                                  SCHEDULE 13G



                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2 )*



                             Central Bancorporation
                                (Name of Issuer)

                          Common Stock $1.67 Par Value
                         (Title of Class of Securities)

                                  152-422-10-1
                                 (CUSIP Number)



Check the following box if a fee is being paid with this statement _______ . (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1: and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following pages(s))



                                Page 1 of 5 pages
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----------------------                                         -----------------
CUSIP No. 152-422-10-1                                         Page 2 of 5 Pages
----------------------                                         -----------------

1.  Name of Reporting Person
    S.S. or I.R.S. Identification No. of Above Person

               WEED, HAROLD AND MARGARET
               SOCIAL SECURITY NUMBER:  Harold Weed -   ###-##-####
                                        Margaret Weed - ###-##-####

2.  Check the Appropriate Box if a Member of a Group*

               (a) _______________
               (b) _______________

3.  SEC Use Only


4.  Citizenship or Place of Organization

               WASHINGTON, USA

                           5.      Sole Voting Power

Number of                          -0-
Shares
Beneficially               6.      Shared Voting Power
Owned  by
Each                               50,309
Reporting Person
                           7.      Sole Dispositive Power

                                   -0-

                           8.      Shared Dispositive Power

                                   50,309

9.  Aggregate Amount Beneficially Owned by Each Reporting Person

               50,309

10. Check Box if the Aggregate Amount in Row 9 Excludes Certain Shares*

11. Percent of Class Represented by Amount in Row 9

               4.96 PERCENT

12. Type of Reporting Person *

               IN

                     * SEE INSTRUCTIONS BEFORE FILLING OUT !
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Item 1:

            (a)     Name of Issuer:

                    CENTRAL BANCORPORATION

            (b)     Address of Issuer's Principal Executive Offices:

                    301 NORTH CHELAN
                    WENATCHEE, WA   98801


Item 2:

            (a)     Name of Person Filing:

                    WEED, HAROLD AND MARGARET

            (b)     Address of Principal Business Office or, if none, Residence:

                    2555 WEST MALAGA ROAD
                    MALAGA, WA  98828

            (c)     Citizenship

                    STATE OF WASHINGTON, USA

            (d)     Title of Class of Securities:

                    COMMON STOCK $1.67 PAR VALUE

            (e)     CUSIP Number:

                    152-422-10-1




                                Page 3 of 5 Pages
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Item 3:     N/A

Item 4:     Ownership

            (a)     Amount Beneficially Owned:

                    50,309

            (b)     Percent of Class:

                    4.96 Percent

            (c)     Number of Shares as to which such Person Has:

                    (i)  Sole Power to Vote or Direct the Vote:

                                   -0-

                  ( ii)  Shared Power to Vote or to Direct the Vote:

                                   50,309 SHARES

                  (iii)  Sole Power to Dispose or to Direct the Disposition:

                                   -0-

                  ( iv)  Shared Power to Dispose or Direct the Disposition of:

                                   50,309 SHARES

Item 5:     N/A

Item 6.     N/A

Item 7:     N/A

Item 8.     N/A

Item 9.     N/A



                                Page 4 of 5 Pages
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Item 10.    N/A


Signature:

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: January 29,  1996


Signature:  /s/ HAROLD O. WEED
            ----------------------------------------------
Name:       Harold Weed, Shareholder


Signature:  /s/ MARGARET M. WEED
            ----------------------------------------------
Name:       Margaret Weed, Shareholder


                                Page 5 of 5 Pages